UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 30, 2015

Date of Report (Date of earliest event reported)

PARATEK PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36066	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Park Plaza Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 30, 2015, Paratek Pharmaceuticals, Inc. (the “Company”) and Paratek Pharma, LLC entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Technology II, L.P., Hercules Technology III, L.P., certain other lenders (together, the “Lenders”) and Hercules Technology Growth Capital, Inc. (as agent), under which the Company may borrow up to $40.0 million in multiple tranches (each, a “Term Loan Advance”). The loans are represented by secured convertible term promissory notes (collectively, the “Notes”).

The Company borrowed the first tranche of $20.0 million upon closing of the transaction on September 30, 2015. The Company plans to use the proceeds of the Term Loan Advances for general corporate purposes including support of late-stage clinical development opportunities for omadacycline.  Additional Term Loan Advances of up to $20.0 million can be drawn, at the Company’s option, any time prior to June 30, 2016 (which can be extended to December 31, 2016, upon certain events set forth in the Loan Agreement). The interest rate for each advance will be calculated at a rate equal to the greater of either (i) 8.5% plus the prime rate as reported from time to time in The Wall Street Journal minus 5.75%, and (ii) 8.5%. Payments under the Loan Agreement are interest only until April 1, 2018, followed by equal monthly payments of principal and interest through the scheduled maturity date on September 1, 2020 (the “Loan Maturity Date”). In addition, a final payment equal to 4.5% of the greater of (x) $20,000,000 or (y) the aggregate original principal amount of all Term Loan Advances extended by the Lenders will be due on the Loan Maturity Date, or such earlier date specified in the Loan Agreement. The Company’s obligations under the Loan Agreement are secured by a security interest in substantially all of its assets, other than its intellectual property.

If the Company prepays the loan prior to maturity, it will pay the Lenders a prepayment charge, based on a percentage of the then outstanding principal balance, equal to 2% if the prepayment occurs prior to April 1, 2018, or equal to 0% if the prepayment occurs on or after April 1, 2018.

The Loan Agreement includes customary affirmative and restrictive covenants, including a liquidity covenant and a covenant against suffering a “change of control,” and also includes customary events of default, including payment defaults, breaches of covenants following any applicable cure period, a material impairment in the perfection or priority of Lenders’ security interest or in the value of the collateral, cross acceleration to the debt and certain events relating to bankruptcy or insolvency. Upon the occurrence of an event of default, a default interest rate of an additional 5% may be applied to the outstanding loan balances, and the Lenders may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

In connection with the Loan Agreement, the Company issued a warrant to each of Hercules Technology II, L.P. and Hercules Technology III, L.P. which together are exercisable for an aggregate of 32,692 shares of Common Stock and each carry an exercise price of $24.47 per share (the “Warrants”). Each Warrant may be exercised on a cashless basis. The Warrants are exercisable for a term beginning on the date of issuance and ending on the earlier to occur of five years from the date of issuance or the consummation of certain acquisitions of the Company as set forth in the Warrants. The number of shares for which the Warrants are exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the Warrants.

On October 1, 2015, the Company entered into a Stock Purchase Agreement with Hercules Technology Growth Capital, Inc. (the “Stock Purchase Agreement”), under which the Company issued and sold 44,782 shares of Common Stock (the “Shares”) at $22.33 per share for an aggregate cash consideration of approximately $1.0 million. The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Company relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and the rules and regulations promulgated thereunder. The purchaser represented that it was acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

The descriptions of the Loan Agreement, the Warrants and the Stock Purchase Agreement contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Loan Agreement, the Form of Warrant and the Stock Purchase Agreement.  The Loan Agreement will be filed as an exhibit to the

Company’s Form 10-Q to be filed in November 2015, and the form of Warrant and Stock Purchase Agreement are attached hereto as Exhibits 4.1 and 10.1, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above relating to the Loan Agreement and the Notes is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities

The information in Item 1.01 above relating to the issuance of the Warrants, the Notes and the Shares is incorporated by reference into this Item 3.02.

Neither the Company nor the Lenders engaged any investment advisors with respect to the issuance of the Warrants, the Notes or the Shares, and no finders’ fees were paid to any party in connection therewith. The issuance of the Warrants, the Notes and the Shares was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Number	Description

4.1	Form of Warrant
10.1	Stock Purchase Agreement dated October 1, 2015, by and between Paratek Pharmaceuticals, Inc. and Hercules Technology Growth Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2015	PARATEK PHARMACEUTICALS, INC.

	By:	/s/ Douglas W. Pagán
	Name:	Douglas W. Pagán
	Title:	Chief Financial Officer

EXHIBIT INDEX

Number	Description

4.1	Form of Warrant
10.1	Stock Purchase Agreement dated October 1, 2015, by and between Paratek Pharmaceuticals, Inc. and Hercules Technology Growth Capital, Inc.